Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Intrexon Corporation of our report dated March 2, 2015 relating to the financial statements and the effectiveness of internal controls over financial reporting, which appears in Intrexon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

July 10, 2015